UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Pinterest, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To our stockholders:
You are cordially invited to attend the 2020 annual meeting of stockholders (“annual meeting”) of Pinterest, Inc., a Delaware corporation (“Pinterest” or the “company”). The annual meeting will be held exclusively online at www.virtualshareholdermeeting.com/PINS2020 on Thursday, May 21, 2020, at 8:30 a.m. Pacific Time, for the following purposes:
1.
To elect the three Class I nominees for director named in the accompanying proxy statement to hold office until the 2023 annual meeting and until their successors have been duly elected and qualified, or until their office is otherwise vacated.

2.	To ratify the audit committee’s selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year 2020.
3.	To approve, on an advisory basis, the frequency of future advisory votes to approve our named executive officers’ compensation.
4.	To conduct any other business properly brought before the annual meeting.
These proposals, as well as instructions for accessing the virtual annual meeting, are more fully described in the accompanying proxy statement. The record date for the annual meeting is March 25, 2020. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.
By Order of the Board of Directors

/s/ Christine Flores
Christine Flores General Counsel & Corporate Secretary

San Francisco, California April 9, 2020
Important notice regarding the availability of proxy materials for Pinterest’s 2020 annual meeting of stockholders: The notice, proxy statement and annual report are available at www.proxyvote.com.

Headquarters | 505 Brannan Street, San Francisco, California 94107 | (415) 617-5585
Investor Relations Website | investor.pinterestinc.com

PROXY STATEMENT FOR THE 2020
ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Pacific Time on Thursday, May 21, 2020

This proxy statement is furnished in connection with the solicitation of your proxy by our board of directors (“board”) to vote at the 2020 annual meeting of stockholders (“annual meeting”), including at any adjournments or postponements of the annual meeting. This proxy statement contains information to be voted on at the annual meeting and certain other information required by Securities and Exchange Commission (“SEC”) rules. In accordance with SEC rules, we are making our proxy materials available at www.proxyvote.com with an option to request a printed set be mailed to you. We expect to begin mailing a notice of internet availability of proxy materials on April 9, 2020, to all stockholders of record entitled to vote at the annual meeting. The notice contains instructions for viewing the proxy materials and voting online and requesting a printed set of proxy materials.
You are cordially invited to attend the annual meeting on Thursday, May 21, 2020, at 8:30 a.m. Pacific Time, which we are holding exclusively online via live webcast at www.virtualshareholdermeeting.com/PINS2020. Whether or not you expect to attend the annual meeting, please vote online, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote at the virtual annual meeting by following the instructions under “Voting and Annual Meeting Information”.

PROPOSAL 1: ELECTION OF
DIRECTORS
Our board is currently comprised of eight members. In accordance with our amended and restated certificate of incorporation, our board is divided into three staggered classes of directors. At the annual meeting, three Class I directors will be elected for a three-year term. Each director’s term continues until the election and qualification of his or her successor, or until their office is otherwise vacated. Each of the nominees standing for election at the annual meeting currently serves as a director. Two of the three director nominees were elected by our stockholders prior to our initial public offering in April 2019 (“IPO”) pursuant to the provisions of a voting agreement entered into by certain stockholders that terminated upon the completion of our IPO. In February 2020, our board appointed Gokul Rajaram as a Class I director until the annual meeting and nominated him for election at the annual meeting. Mr. Rajaram was recommended by Benjamin Silbermann.
Upon recommendation by our nominating and corporate governance committee (which we refer to throughout this proxy statement as the governance committee), the board has nominated Jeffrey Jordan, Jeremy Levine and Gokul Rajaram for election for a term of three years (through the 2023 annual meeting) and until their successors have been duly elected and qualified, or until their office is otherwise vacated.
THE BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE

Corporate Governance
Our Board of Directors
Our board is comprised of eight directors, divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. The following table provides summary information about each director, including the three nominees for election at the annual meeting.
Name	Class	Age	Director since	Term Expires in	Principal Occupation	Other Public Company Boards	Our Committee Membership
Jeffrey Jordan	I	61	2011	2020	Managing Partner, Andreessen Horowitz	None	Governance Committee (member)
Leslie Kilgore	III	54	2019	2022	Former Chief Marketing Officer, Netflix, Inc.	Netflix, Inc.; Medallia, Inc.	Compensation Committee (member); Audit Committee (member)
Jeremy Levine	I	46	2011	2020	Partner, Bessemer Venture Partners	Shopify Inc.	Governance Committee (chair)
Gokul Rajaram	I	45	2020	2020	Caviar Lead, DoorDash Inc.	The Trade Desk Inc.	Governance Committee (member)
Fredric Reynolds	II	69	2017	2021	Former EVP & CFO, CBS Corporation	Mondelez International, Inc.; United Technologies Corporation	Audit Committee (chair)
Evan Sharp	II	37	2019	2021	Co-Founder, Chief Design & Creative Officer, Pinterest, Inc.	None	None
Benjamin Silbermann	III	37	2011	2022	Co-Founder, Chairman, President & CEO, Pinterest, Inc.	None	None
Michelle Wilson*	II	57	2016	2021	Former SVP & General Counsel, Amazon.com, Inc.	Okta, Inc.; Zendesk Inc.	Compensation Committee (chair); Audit Committee (member)
•	Lead Independent Director
Board Diversity
Our board is composed of a diverse group of individuals, with varied experience and skills relevant to our company. Many of the directors have senior leadership experience at major U.S. and international companies. In these positions, they have also gained experience in areas, such as management, financial planning, public company governance, sales and marketing and international business. Many of our directors have experience serving on boards and board committees of other public companies, and have an understanding of corporate governance practices and trends and different business processes, challenges and strategies. Further, our directors also have other experience that makes them valuable members of the board, including experience in established or growing technology companies.
The diversity, skills and experiences of our directors as described below, provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution.

The following charts reflect the age, gender and independence of the members of our board:

The following reflects the experience and expertise of the members of our board:

Class I Director Nominees for Election at the 2020 Annual Meeting

Jeffrey Jordan Managing Partner, Andreessen Horowitz Director since 2011

Jeffrey Jordan has served at Andreessen Horowitz, a venture capital firm, since 2011 and most recently as a Managing Partner. Previously, Mr. Jordan served as President and Chief Executive Officer of OpenTable, Inc., an online restaurant reservation service company, from 2007 to 2011. He served as President of PayPal, Inc., an internet-based payment system company then owned by internet retail company eBay Inc., from 2004 to 2006, and as Senior Vice President and General Manager of eBay North America from 1999 to 2004. He also served as Chief Financial Officer of Hollywood Entertainment, a video rental company and as President of its subsidiary, Reel.com. Previously, Mr. Jordan served in various capacities at The Walt Disney Company, an entertainment company, for eight years, most recently as Senior Vice President and Chief Financial Officer of The Disney Store Worldwide. Prior to that, he worked for the Boston Consulting Group, Inc., a management consulting firm. Mr. Jordan currently serves on the board of several private companies and previously served on the board of OpenTable, Inc. from 2007 to 2013.

Our committees Governance Committee (member)

Other current public boards None

Education Master of Business Administration, Stanford University Graduate School of Business; Bachelor of Arts, Amherst College

Relevant experience Extensive experience as a venture capitalist and as an officer and director of technology companies

Jeremy Levine Partner, Bessemer Venture Partners Director since 2011

Jeremy Levine has served as a partner at Bessemer Venture Partners, a venture capital firm, since 2001, where his investment experience includes entrepreneurial startups and high growth companies including consumer internet, consumer software and business software and services. Prior to joining Bessemer, Mr. Levine was Vice President of Operations at Dash.com Inc., an internet software publisher, from 1999 to 2001. Prior to Dash, Mr. Levine was an Associate at AEA Investors, a management buyout firm, where he specialized in consumer products and light industries, from 1997 to 1999. Previously, Mr. Levine was with McKinsey & Company, a management consultant firm, as a management consultant from 1995 to 1997. Mr. Levine previously served on the board of directors of MINDBODY Inc. from 2010 to 2017 and Yelp from 2005 to 2019.

Our committees Governance Committee
(chair)

Other current public boards Shopify, Inc. (member of nominating and governance committee)

Education Bachelor of Science, Duke University

Relevant experience Extensive experience with technology companies, serving on the boards of directors of public and private companies, and experience as a venture capitalist

Gokul Rajaram Caviar Lead, DoorDash, Inc. Director since 2020

Gokul Rajaram has served as the Caviar Lead at DoorDash, a food ordering service, since November 2019. Previously, from 2013 to 2019, Mr. Rajaram led several product development teams at Square, Inc. a financial technology company, most recently as the Caviar Lead. Prior to Square, Inc., Mr. Rajaram served as Product Director of Ads at Facebook, Inc., a social media company, from 2010 to 2013. Previously, Mr. Rajaram was Product Management Director for Google AdSense, an online advertising company. He previously served on the board of RetailmeNot, Inc. and currently serves on the board of Course Hero, Inc., which is a private company.

Our committees Governance Committee (member)

Other current public boards The Trade Desk Inc. (member of compensation committee and nominating and corporate governance committee)

Education Master of Computer Science, University of Texas; Master of Business Administration, The Massachusetts Institute of Technology; Bachelor of Computer Science, Indian Institute of Technology, Kanpur

Relevant experience Extensive experience with product development and as an officer and director of technology companies, including public companies

Class II Directors Continuing in Office Until the 2021 Annual Meeting

Fredric Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since 2017

Fredric Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from 2006 to 2009. From 2001 to 2005, he served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc., a mass media company, from 2000 to 2001. He also served as Executive Vice President and Chief Financial Officer of Westinghouse Electric Corporation, a predecessor of CBS Corporation. Prior to that, Mr. Reynolds held several positions at PepsiCo, a food and beverage corporation, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito Lay. Mr. Reynolds served on the board of AOL, Inc. from 2009 to 2015 and on the board of Hess Corporation from 2013 to 2019.

Our committees Audit Committee (Chair)

Other current public boards Mondelez International, Inc. (chair of audit committee); United Technologies Corporation (chair of audit committee)

Education Bachelor in Business Administration, University of Miami; Certified Public Accountant

Relevant experience Extensive financial, leadership and media expertise, management experience in a broad range of companies and serving on the board of public companies

Evan Sharp Co-Founder and Chief Design and Creative Officer, Pinterest Director since 2019

Evan Sharp is a Co-Founder of Pinterest and serves as our Chief Design & Creative Officer. He has overseen the creative, product and design teams at Pinterest since 2011. He was previously a product designer at Facebook, a social media company, from 2010 to 2011.

Our committees None

Other current public boards None

Education Bachelor of Arts in History, University of Chicago

Relevant experience Deep knowledge and understanding of our business as a co-founder and experience with product development and design

Michelle Wilson Former Senior Vice President and General Counsel, Amazon.com Director since 2016

Michelle Wilson worked in various capacities, including Senior Vice President and General Counsel, at Amazon.com, Inc. an online retail company, for 13 years until 2012. Previously, Ms. Wilson was a partner at Perkins Coie LLP, a law firm, and served as a member of the firm’s executive committee. Ms. Wilson has also served on the board of Stripe, Inc. since 2018.

Our committees Compensation Committee (chair), Audit Committee (member)

Other current public boards Zendesk Inc. (chair of nominating and corporate governance committee and member of audit committee); Okta, Inc. (chair of nominating and corporate governance committee and member of compensation committee)

Education Juris Doctorate, University of Chicago; Bachelor of Business Administration, University of Washington

Relevant experience  Significant experience as an executive and board member in other technology companies, as well as deep expertise and experience in legal, compliance and human resources

Class III Directors Continuing in Office Until the 2022 Annual Meeting

Leslie Kilgore Former Chief Marketing Officer, Netflix, Inc. Director since 2019

Leslie Kilgore served as Chief Marketing Officer of Netflix, Inc., an online entertainment service, from 2000 to 2012. From 1999 to 2000, she served as Director of Marketing of Amazon.com, Inc., an internet retailer. Ms. Kilgore held various positions, including Brand Manager, at The Proctor & Gamble Company, a manufacturer and marketer of consumer products, from 1992 to 1999. Ms. Kilgore served on the board of LinkedIn Corporation from 2010 to 2016 where she served Leslie Kilgore served as Chief Marketing Officer of Netflix, Inc., an online entertainment service, from 2000 to 2012. From 1999 to 2000, she served as Director of Marketing of Amazon.com, Inc., an internet retailer. Ms. Kilgore held various positions, including Brand Manager, at The Proctor & Gamble Company, a manufacturer and marketer of consumer products, from 1992 to 1999. Ms. Kilgore served on the board of LinkedIn Corporation from 2010 to 2016 where she served as the chair of their compensation committee.as the chair of their compensation committee.

Our committees Audit Committee (member), Compensation Committee (member)

Other current public boards Netflix, Inc. (member of audit committee); Medallia, Inc. (chair of nominating and corporate governance committee and member of audit committee)

Education  Master of Business Administration, Stanford University Graduate School of Business; Bachelor of Science, Wharton School of Business at the University of Pennsylvania

Relevant experience Extensive experience as a marketing executive with internet retailers and consumer product companies and experience as a board member of public and private companies

Benjamin Silbermann Co-Founder, Chairman, President and CEO, Pinterest Director since 2008

Benjamin Silbermann is a Co-Founder of Pinterest and has served as our President and Chief Executive Officer since 2012. Prior to co-founding Pinterest, Mr. Silbermann worked at Google, a technology company, from 2006 to 2008.

Our committees None

Other current public boards None

Education Bachelor of Arts, Yale University

Relevant experience Deep knowledge and understanding of our company and business as one of our co-founders and experience with product development

Board Structure and Role
Our board is comprised of eight directors, divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.
Board Leadership Structure
Our Co-Founder, President and CEO, Benjamin Silbermann, currently serves as chairman of the board, and the board has appointed an independent director, Michelle Wilson, to serve as lead independent director. Although our bylaws do not require that the positions of chairman and CEO be combined, we believe that this structure is in the best interest of our company given Mr. Silbermann's deep understanding of our business and culture, as well as his leadership in shaping and driving the company’s strategic priorities and business plans. This structure also facilitates a regular flow of information between management and the board and provides a clear chain of command. Our chairman, amongst other things:
•	presides over meetings of the board;
•	consults with the lead independent director on the agenda for board meetings;
•	consults, as needed, on evaluating and recommending candidates for election to the board; and
•	oversees the activities of the board.
In addition, our corporate governance guidelines provide that one of our independent directors should serve as our lead independent director at any time when our chief executive officer serves as the chairman or if the chairman is not otherwise independent. We have structured the lead independent director role in a manner that reinforces the independence of the board and serves as an effective balance to a combined chair and CEO. Among other things, the lead independent director:
•	presides over meetings of the board at which the chairman is not present, including executive sessions of our independent directors;
•	coordinates the activities of the other independent directors, including establishing the agenda for executive sessions and meetings with other non-management directors;
•	consults with the chairman on the agenda for board meetings, board materials, meeting calendars and schedules;
•	serves as a liaison between the chairman and independent directors; and
•	performs any additional duties as the board may otherwise determine.

Board’s Role
Our board oversees management’s performance on behalf of our stockholders. The primary responsibilities of the board include: reviewing and overseeing the company's strategic direction and objectives; succession planning for the CEO and key executives; overseeing the company's risk exposure; overseeing the company's legal and regulatory compliance; monitoring the company's accounting and financial reporting practices and controls; and evaluating the board's composition, performance and effectiveness.
Board’s Role in Risk Oversight
Our board is responsible for overseeing how we manage risk at Pinterest. This is carried out both at the full board level and through each of the standing committees. The board and each committee meet periodically with senior management to review risk oversight matters and periodically receive reports from management on these matters. The full board is responsible for monitoring and assessing strategic risk exposure, including determining the nature and level of risk appropriate for the company, and the committees are responsible for monitoring and assessing risks inherent in their respective oversight functions as follows:
•
The audit committee oversees our enterprise risk management program and significant financial risk exposures and certain legal, regulatory and operational risk exposures, including with respect to information security, data protection and privacy.

•
The compensation committee oversees significant compensation and other employee-related risk exposures, including risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.

•	The governance committee oversees significant governance risk exposures, including, with respect to corporate governance, board effectiveness and board succession planning.
Director Independence
At least a majority of our board members, including all members of our audit, compensation and governance committees are required to be independent under New York Stock Exchange (“NYSE”) listing rules. The board, with the assistance of the governance committee, considers all relevant facts and circumstances when making its independence determinations. A substantial majority of our board – six out of eight directors – is independent.
The board has affirmatively determined that Mr. Jordan, Ms. Kilgore, Mr. Levine, Mr. Rajaram, Mr. Reynolds and Ms. Wilson do not have relationships that would interfere with the exercise of their independent judgment in carrying out the responsibilities as a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, the board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them. The board also took into account that Pinterest from time to time engages in business in the ordinary course with entities where our directors are employed.
Attendance at Board and Committee Meetings
We encourage all our directors to attend and actively participate in all in-person and telephonic meetings of the board and any committees on which they serve. In 2019, each director attended 75% or more of the aggregate number of meetings of the board and of the committees on which he or she served during the period. Directors are also encouraged to attend the annual meeting.

Board Selection and Evaluation
The governance committee is responsible for, among other things, overseeing succession planning for directors and ensuring that we have a qualified board to oversee management’s execution of the company’s strategy and safeguard the long-term interests of stockholders. In this regard, the governance committee is charged with identifying, evaluating and recommending potential director candidates.
In identifying potential candidates for board membership, the governance committee considers recommendations from directors, stockholders, management and others, including, from time to time, executive search firms to assist it in locating qualified candidates. The governance committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the governance committee, with the assistance of management, undertakes an extensive vetting process that considers each candidate’s background, independence and fit with the board’s priorities. As part of this vetting process, the governance committee, as well as other members of the board and the CEO, conducts a series of interviews with the candidates. If the governance committee determines that a potential candidate meets the needs of the board and has the desired qualifications, it recommends the candidate’s nomination or appointment to the full board for consideration.
The governance committee strives to maintain an engaged, independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. The governance committee considers a wide range of factors when selecting and recruiting director candidates, including achieving:
•	an experienced and qualified board. The governance committee seeks directors with a record of accomplishment in their chosen fields that are relevant to our company and its industry.
•
diversity. The governance committee seeks candidates representing a diversity of occupational and personal backgrounds, knowledge, skills and viewpoints so that the board provides effective oversight of the management of the company. The governance committee reviews the board's effectiveness in balancing these considerations when assessing the composition of the board.

•
board refreshment. We believe that Pinterest benefits from fostering a mix of experienced directors with a deep understanding of the company and its industry and those who bring fresh perspectives. We have added four new directors to our board since 2017.

•
ideal board size. We have set the size of the board at eight directors, which currently includes three Class I directors, three Class II directors and two Class III directors. The board believes this size works well as it provides a sufficient number of directors on the board to achieve an appropriate mix of experience and meet its oversight responsibilities, while promoting accountability and efficiency.

•
personal attributes. We believe that all of our directors should possess the following personal attributes: high integrity and good judgment, absence of legal or regulatory impediments, independence of mind and strength of character to effectively represent the best interests of all stockholders and provide practical insights and diverse perspectives, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the board and its committees, and willingness to assume broad, fiduciary responsibilities on behalf of all stockholders.

Stockholder Recommendations of Director Candidates
The governance committee considers director candidates recommended by stockholders. Stockholders may recommend a candidate by writing to the Corporate Secretary at the company’s address listed on the first page of this proxy statement, and including all information that our bylaws require for director nominations.

Board Evaluation
The lead independent director and the governance committee oversee the performance and annual self-evaluation process for the board and each standing committee, including conducting surveys of director observations and suggestions on the effectiveness of the board. The governance committee chair and lead independent director discuss with the board and may make recommendations to the chairman of the board on any changes as they deem necessary.
Board Committees
The board is elected by stockholders to oversee management and stockholders’ long-term interests. A key function of the board is reviewing, approving (where appropriate) and actively monitoring management’s execution of the company’s long-term strategic goals. The board actively engages on Pinterest matters throughout the year, including at quarterly board meetings and meetings of each committee, where they receive updates from key management personnel. The board and committees also have telephonic board meetings as needed in between their quarterly meetings. Directors also regularly engage with, and provide counsel to, management through informal calls and meetings.
Our board has established an audit committee, a compensation committee and a governance committee, the composition and responsibilities of each are described below.
The board has determined that each member of each committee is independent and meets the NYSE and SEC independence standards for serving on such committee, as applicable. The board also has determined that, in accordance with the SEC and NYSE rules, each member of the audit committee is financially literate and Mr. Reynolds is an audit committee financial expert. Members serve on these committees until their resignation or until otherwise determined by the board. The board has adopted written charters for each of the committees, which are available at https://investor.pinterestinc.com/governance/governance-documents. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The board may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
The audit committee is primarily responsible for:		Current members Fredric Reynolds (chair) Leslie Kilgore (member) Michelle Wilson (member) Number of meetings held in 2019 5

•
overseeing the company's financial and accounting reporting processes, including disclosure controls, internal audit function, internal controls and audits of the company's consolidated financial statements;

•	appointing or changing the company's auditors and reviewing their independence, qualification and performance;
•	overseeing significant financial matters, including tax planning, financial risk exposure, dividends and share issuances and repurchases; and
•	overseeing the company's enterprise risk management program, compliance with applicable legal and regulatory requirements and information security, data protection and privacy.

Compensation Committee
The compensation committee is primarily responsible for:		Current members Michelle Wilson (chair) Leslie Kilgore (member) Number of meetings held in 2019 5

•	overseeing the compensation of the company's directors and employees and related matters, including matters relating to the attraction, development and retention of employees;
•	evaluating the performance of the executive officers, including the CEO and determining their compensation;
•	evaluating the post service arrangement and benefits of the executive officers, including the CEO; and
•	reviewing the operation and structure of the company's compensation program periodically.
Nominating and Corporate Governance Committee
The governance committee is responsible for:		Current members Jeremy Levine (chair) Jeffrey Jordan (member) Gokul Rajaram (member) Number of meetings held in 2019 2

•	evaluating the size, composition, organization and governance of the board and its committees;
•	assisting the board in identifying and evaluating candidates qualified to be appointed as a board member;
•	recommending potential candidates to the board for its approval to propose such candidates to the stockholders for election to the board;
•	reviewing and recommending to the board the independence determinations of the directors as well as recommending to the board the composition of each committee; and
•	reviewing the performance and annual self-evaluation of the board and each of its committees.
Other Governance Practices
Corporate Governance Guidelines
The board has adopted corporate governance guidelines, which you can find on our website (https://investor.pinterestinc.com/governance/governance-documents), that we believe reflect the board’s commitment to governance practices that enhance corporate responsibility and accountability. The board annually reviews these guidelines, along with the charters for the board’s standing committees, so that our policies and programs continue to reflect good corporate governance practices.
Code of Ethics
We have adopted a code of business conduct and ethics applicable to our directors and employees, including our chief executive officer, chief financial officer and other executive officers and all persons performing similar functions. A copy of that code is available on our website

(https://investor.pinterestinc.com/governance/governance-documents). We intend to disclose on our website any future amendments to, or, material waivers from, the code to the extent applicable to our executive officers or directors and required to be disclosed.
Stockholder Engagement and Communications with the Board
Members of our investor relations team and our management meet with our stockholders from time to time to address their questions and concerns about our business and company. We also update our board on investor feedback, when appropriate.
We also have a process by which stockholders may directly communicate with the board or any of its directors. Stockholders who wish to communicate with the board may do so by sending written communications addressed to the Corporate Secretary at the company’s address which can be found on the first page of this proxy statement. These communications are reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the board or such director. The purpose of this screening is to avoid having the board consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries).
No Compensation Committee Interlocks or Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.
Director Compensation
The compensation committee regularly reviews and assesses the form and amount of compensation payable to our non-employee directors and, with the assistance of an external compensation consultant, recommends any appropriate adjustments to the full board for approval. In 2019, in connection with and effective upon our IPO, the board adopted a non-employee director compensation policy, pursuant to which our non-employee directors receive the following compensation.
Cash Compensation(1)
Annual retainer		$50,000
Additional annual retainer for lead director		$20,000
Additional annual retainers for committee service	Chair	Member
Audit Committee	$25,000	$12,500
Compensation Committee	$20,000	$10,000
Governance Committee	$10,000	$5,000
Equity Compensation(2)
Initial grant of RSUs(3)		$400,000
Annual grant of RSUs(4)		$250,000
(1)	Paid in quarterly installments on a prospective basis, pro-rated for directors whose service commences during the year.
(2)
Amounts represent the approximate grant date fair value of RSUs that will be settled in shares of Class A common stock. All awards granted pursuant to the director compensation policy vest, in addition to the schedules below, upon a change in control of the company.

(3)
Award vests, subject to the director’s continued service, in equal annual installments on the first three anniversaries of the director’s commencement of service. Applies only to directors appointed after the IPO which was in April 2019.

(4)
Award vests, subject to the director’s continued service, in full on the earlier of the first anniversary of the grant date or the day prior to the company’s next annual meeting. The first such annual grant was made upon completion of the IPO in April 2019.

We believe that the cash and equity compensation we provide to our non-employee directors will be sufficient to defray the cost of out-of-pocket travel expenses in connection with in-person attendance at and participation in board and committee meetings. As a result, we do not reimburse our non-employee directors for such out-of-pocket travel expenses.

Directors who are also employees, Benjamin Silbermann and Evan Sharp, do not receive any additional compensation for their services as a director.
The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2019.
2019 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Jeffrey Jordan	41,250	249,995	—	291,245
Leslie Kilgore	54,375	652,153 (2)	—	706,528
Jeremy Levine	45,000	249,995	—	294,995
Fredric Reynolds	56,250	249,995	—	306,245
Michelle Wilson	76,875	249,995	—	326,870
(1)
Reported amounts represent the aggregate grant date fair value of RSUs granted during 2019, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Notes to Consolidated Financial Statements included in our 2019 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. The grant date fair value does not necessarily correspond to the actual economic value that may be realized for these awards. As of December 31, 2019, our non-employee directors had the following RSUs outstanding: Mr. Jordan (9,671), Ms. Kilgore (30,184), Mr. Levine (9,671), Mr. Reynolds (65,921) and Ms. Wilson (22,171).

(2)	In addition to the annual grant received by all directors upon completion of the IPO, Ms. Kilgore received an initial grant of 20,513 RSUs upon her appointment to the board in March 2019.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT AUDITOR
The audit committee has sole responsibility for the appointment, compensation and oversight of our independent registered public accounting firm. At the annual meeting, you are being asked to ratify the audit committee’s selection of Ernst & Young LLP (“EY”) to serve as our independent auditor for the year ending December 31, 2020. EY has served as our independent auditor since 2013. The audit committee believes that the continued retention of EY as our independent auditor is in the best interests of Pinterest and its stockholders. Representatives of EY are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate stockholder questions.
The board, upon recommendation of the audit committee, is submitting the selection of EY to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of EY, the audit committee will review its future selection of our independent auditor in light of that result. Even if the selection is ratified, the audit committee may, in its discretion, appoint a new independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION
OF ERNST & YOUNG LLP
Principal Accountant Fees and Services
The following table represents aggregate fees for EY services for the years ended December 31, 2019 and 2018.
	2019	2018
	($ in thousands)	($ in thousands)
Audit fees(1)	3,989	1,224
Audit-related fees(2)	398	15
Tax fees(3)	903	75
All other fees(4)	44	109
Total fees	5,334	1,423
(1)
Consist of fees for services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, the filing of our Registration Statements including on Form S-1 in connection with our IPO in 2019, services provided in connection with statutory and regulatory filings, and consultations on accounting matters directly related to the audit.

(2)	Consist of fees for services rendered in connection with preparation for compliance with section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Consist of fees for services rendered for tax compliance, tax advice, and tax planning.
(4)	Consist of fees for all other services not included in the categories set forth above.

Pre-Approval Policies and Procedures
It is the policy of the audit committee to pre-approve, near the beginning of each fiscal year, all audit and permissible non-audit services to be provided by the independent auditor during that fiscal year. The audit committee also may pre-approve particular services during the fiscal year on a case-by-case basis. The audit committee has delegated to the chair of the audit committee the authority to pre-approve such specific services on a case-by-case basis for which the aggregated estimated fees do not exceed $200,000. The audit committee or chair, as applicable, considers whether the provision of any non-audit services is compatible with maintaining the independence of our independent auditor, and solicits the input of management and the independent auditor on this issue. In 2019, the audit committee pre-approved all services provided to the company by EY pursuant to the policies and procedures described above, and the audit committee determined that all non-audit services provided to the company by EY were compatible with the maintenance of EY’s independence in the conduct of its auditing functions.
Audit Committee Report
The audit committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2019. The audit committee has discussed with EY, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The audit committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the firm’s communications with the audit committee concerning independence and has discussed with EY the firm’s independence. Based on the foregoing, the audit committee has recommended to the board that the audited financial statements be included in our 2019 annual report on Form 10-K.
Members of the Audit Committee
Fredric Reynolds (Chair)
Leslie Kilgore
Michelle Wilson

PROPOSAL 3: ADVISORY VOTE ON SAY-ON-PAY FREQUENCY
In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the opportunity to express their view, on an advisory basis, regarding how often we should provide our stockholders an opportunity to vote, on an advisory basis, on the compensation of our named executive officers (commonly known as a say-on-pay vote). Stockholders may specify whether they prefer such votes to occur every one year, two years or three years, or they may abstain from voting. The board recommends that the company hold a say-on-pay vote every year.
Because this is an advisory vote, the result is not binding on the board. However, the board will give careful consideration to the voting results on this proposal and expects to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority vote in accordance with our bylaws. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Regardless of the frequency determined by the board, it is expected that the first say-on-pay vote will be held at the 2021 annual meeting, in accordance with the transition rules for post-emerging growth companies.
THE BOARD RECOMMENDS A VOTE TO HOLD SAY-ON-PAY VOTES EVERY ONE YEAR
Compensation Discussion and Analysis
Introduction
We became a public reporting company in April 2019. As of December 2019, we ceased to be an emerging growth company and, therefore, this proxy statement includes information with respect to our executive compensation program, policies, and practices that would not have been required had we been an emerging growth company, including this Compensation Discussion and Analysis, certain additional compensation tables as set forth following the Compensation Discussion and Analysis, and an advisory vote of our stockholders on the preferred frequency of future stockholder advisory votes on the compensation of our named executive officers, which is included as Proposal 3 in this proxy statement.
Further, our compensation committee was constituted in March 2019 and took its first action in April 2019. As a result, all compensation-related actions described herein were taken by the full board prior to establishment of the compensation committee.
This Compensation Discussion and Analysis describes the compensation program for our chief executive officer, our chief financial officer, and our three other highest paid executive officers (commonly referred to as “named executive officers” or “NEOs”). For 2019, our NEOs were:
•	Benjamin Silbermann, our Co-Founder, President and Chief Executive Officer (our “CEO”)
•	Evan Sharp, our Co-Founder and Chief Design and Creative Officer
•	Françoise Brougher, our Chief Operating Officer
•	Christine Flores, our General Counsel and Corporate Secretary
•	Todd Morgenfeld, our Chief Financial Officer
Françoise Brougher left the Company effective April 7, 2020 and Todd Morgenfeld, our Chief Financial Officer, assumed her responsibilities.

Compensation Philosophy and Program
Objectives. Our executive compensation program is guided by these objectives:
•	Drive achievement of Pinterest’s long-term mission;
•	Motivate team collaboration (company first, individual function second);
•	Attract and retain top talent by compensating competitively based on the executive’s market value and performance; and
•	Align the interests of our executives with those of our stockholders.
Framework. To achieve these objectives, our executive compensation program has two compensation elements: base salary and long-term equity incentive compensation. In addition, our NEOs are eligible to participate in the standard benefit plans offered to our other employees, and are eligible for post-employment compensation in certain situations as described below. We generally do not provide our NEOs with perquisites or other personal benefits and do not have any defined benefit pension, supplemental executive retirement or nonqualified deferred compensation plans.
Pay mix. The majority of our executive compensation is delivered in the form of equity awards. For details, see “Summary Compensation Table” below. We believe that equity compensation in the form of restricted stock unit (“RSU”) awards vesting over at least four years effectively supports all of our compensation objectives, including achievement of our long-term mission, motivating and paying for team and company performance, and aligning our executives’ interests with those of our stockholders.
Linking pay with performance. As described above, the majority of our NEOs’ target total direct compensation is linked to the value of our stock, which will reflect how we create value over the long term. In addition, executives are eligible to receive periodic grants following the annual review cycle. When determining the amount of such awards, the compensation committee considers the company’s performance as measured against financial, operational and strategic objectives as well as each named executive officer’s individual contribution to that performance.
Governance. We endeavor to maintain sound governance standards through the administration of our executive compensation program. The following table summarizes our compensation governance policies and practices.

What We Do		What We Don't Do
✔	fully independent compensation committee	x	pension and executive retirement plans
✔	independent compensation consultant to the compensation committee	x	significant perquisites to executive officers
✔	annual review of the compensation program, best practices and market trends	x	supplemental executive benefits
✔	majority of the compensation tied to stock value	x	employee and director hedging and pledging of our equity securities
✔	annual review of succession plans for key officers	x	tax gross-ups on change in control payments
✔	“double trigger” termination required for vesting in equity in connection with change in control	x	dividends or equivalents on unvested RSUs
		x	vesting in equity upon termination outside of change in control
The compensation committee, in consultation with its external compensation consultant, will continue to assess and update our executive compensation program to ensure it best supports Pinterest’s long-term mission and growth. We have also proposed, in this proxy statement, that our shareholders vote annually, on an advisory basis, on our executive compensation.
Compensation-Setting Process
The compensation committee reviews our executive compensation program annually to assess whether our program structure continues to be aligned with our compensation philosophy and program objectives as described above. In connection with this review, the compensation committee makes any necessary or appropriate modifications and enhancements to our program and also evaluates and establishes target total direct compensation opportunities for each of our named executive officers.
The compensation committee’s decision making for our NEOs' compensation is guided by the factors listed below. The compensation committee does not weigh these factors in any predetermined manner, and no single factor is determinative in selecting compensation elements and setting compensation levels. Members of the compensation committee consider all of this information in light of their individual experience; knowledge of the company, the competitive market, and each named executive officer; and business judgment. The list of factors that the compensation committee considers include:
•	our executive compensation program objectives;
•	our performance against the financial, operational and strategic objectives established by the compensation committee and the board;
•
each of our named executive officer’s roles and responsibilities, qualifications, knowledge, skills, experience, and tenure, including on a relative basis to other similarly situated executives at the companies in our compensation peer group;

•
the performance of each of our named executive officers, based on a qualitative assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, ability to collaborate across the company and potential to contribute to our long-term financial, operational and strategic objectives;

•	an analysis of competitive market data (as described below);
•	the unrealized value and other terms of the outstanding unvested equity awards held by each of our named executive officers; and
•	the recommendations of our CEO with respect to the compensation of our other named executive officers.

Competitive positioning. For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews the compensation levels and practices of a group of peer companies that are similar to Pinterest in location, industry, size and growth. For 2019, the compensation peer group consisted of the following companies:
Arista Networks	Grubhub Inc.	Shopify Inc.	TripAdvisor, Inc.
Autodesk, Inc.	LogMeln, Inc.	Snap Inc.	Twitter, Inc.
DocuSign, Inc.	Palo Alto Networks, Inc.	Splunk Inc.	Workday, Inc.
Dropbox, Inc.	RedHat, Inc.	SS&C Technologies, Inc.	Zillow Group, Inc.
GoDaddy Inc.	ServiceNow, Inc.	Tableau Software*
* Tableau Software was acquired by Salesforce.com, Inc. in 2019.
The above compensation peer group for 2019 was approved by the board in December 2018, with input from our external compensation consultant. The following criteria was used by the board to identify comparable companies:
•	publicly traded companies, generally headquartered in the United States;
•	similar industry;
•	similar revenue growth and size, within a size range of approximately 0.25 to 6.0 times our last four quarters’ revenue; and
•	similar market capitalization, within a range of approximately 0.25 to 4.0 times our market capitalization.
As described above, compensation decisions are not based solely on competitive market data. Rather, this market data serves as one point of reference, among others, to aid in understanding the competitive market for executive positions in our industry. The compensation committee reviews our compensation peer group at least annually and adjusts its composition as warranted, taking into account changes in our business and that of the companies in the peer group.
Compensation Elements for 2019
Base salaries. Consistent with our compensation philosophy and focus on long-term value creation, base salaries are not a major portion of the target total direct compensation for our NEOs. For 2019, base salaries for our NEOs ranged from $197,100 for our CEO to $360,500 for our CFO.The compensation committee may adjust the base salaries of our NEOs as part of its annual executive compensation review and in the event of a promotion or significant change in responsibilities. In establishing base salary amounts and adjustments, the compensation committee generally considers the factors as described above. For 2019, the base salaries of our NEOs were maintained at their 2018 levels. For more information, see 2019 Summary Compensation Table.
Long-term equity incentive compensation (RSUs). Consistent with our compensation philosophy and focus on our long-term mission and value creation, the majority of our NEOs’ target total direct compensation is delivered in the form of RSU awards vesting over a multi-year period, typically four or five years. In establishing the amount and terms of these awards, the compensation committee generally considers the factors described above under the Compensation-Setting Process. NEOs may receive larger awards upon hire or in connection with a promotion or significant change in responsibilities, and do not necessarily receive awards every year. For 2019, the board approved equity awards for three NEOs:
•
Benjamin Silbermann and Evan Sharp received RSU awards each with a grant date fair value of $45.7 million which vest over five years as described under the “2019 Grants of Plan-Based Awards Table” below. These were special, one-time “Founder’s” awards granted by the board in advance of our IPO after considering both their past individual performance, expected future contributions, continued importance to driving the growth of our business and the achievement of our long-term mission and strategy.

•
Françoise Brougher received an RSU award with a grant date fair value of $21.4 million which vests quarterly over five years as described under the “2019 Grants of Plan-Based Awards Table” below. This award was granted by the board in 2019 after considering her past performance, expected future contributions and the criticality of her role to Pinterest, and expected contributions, as well as the total unrealized value of her outstanding equity awards and their vesting terms relative to our compensation peer group data and other Pinterest executives.

Benefits. Our named executive officers are eligible to participate in the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical and dental insurance, life insurance, short- and long-term disability insurance and commuter benefits. In addition, we maintain a Section 401(k) savings plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis by deferring eligible compensation up to certain limits as set forth in the Internal Revenue Code. In addition, we have the ability to make matching and discretionary cash contributions to the Section 401(k) plan, though we have not done so in 2019. Participants are immediately fully vested in both their own contributions and any company contributions. In structuring these benefit programs, we seek to provide an aggregate level of benefits that is comparable to those provided by similarly situated companies. We do not provide any nonqualified deferred compensation benefits and do not have any defined benefit pension or supplemental executive retirement plans.
Perquisites and other personal benefits. We do not view perquisites or other personal benefits as important to achieving our compensation objectives. Accordingly, we maintain a general benefits program for all employees and do not provide perquisites or other personal benefits to our executive officers except where we believe it is appropriate to achieve our compensation objectives and to assist our executive officers in the performance of their duties. During 2019, our named executive officers did not receive any perquisites or other personal benefits, except for benefits that are generally available to all our employees and reimbursement (without an associated tax gross-up) of the Hart-Scott-Rodino Act filing fees paid by Mr. Silbermann as a result of his stock ownership in the company.
Post-Employment Compensation Arrangements
What we do. We have entered into executive severance & change in control agreements with each of our named executive officers. These agreements provide severance payments if the named executive officer’s employment is terminated without cause as well as “double-trigger” change in control payments and vesting of equity in the event that the named executive officer’s employment is terminated without cause or the executive resigns for good reason within a specified period before and after a change in control of the company. We do not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 280G or 4999 of the Code.
Why we do it. We believe that having reasonable and competitive post-employment compensation arrangements is essential to attracting and retaining highly qualified executives as well as facilitating their transition from the company when appropriate. These severance payments are designed to provide reasonable compensation to the executives who leave the company under certain circumstances to facilitate their transition to new employment. In addition, they are designed to align the interests of our named executive officers and our stockholders in the event of a potential change in control of the company by helping our executives maintain focus on pursuing corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation.

The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing the annual compensation of our named executive officers. We believe, however, that these arrangements are an important component of competitive compensation packages. For a description of the terms of these agreements, as well as an estimate of the potential payments payable under these agreements, see “Potential Payments upon Termination or Change in Control” below.
Roles and Responsibilities
Role of our compensation committee. The compensation committee performs the responsibilities of the board relating to the compensation of the non-employee members of the board and our executive officers. The compensation committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The compensation committee operates pursuant to a written charter, which is available on our website (see the first page of this proxy statement).
Role of our chief executive officer. In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations with respect to adjustments to base salaries, long-term equity incentive compensation opportunities, program structures, and other compensation-related matters for our named executive officers (other than with respect to his own compensation) and considers them as one factor in determining compensation. Our CEO recuses himself from all discussions and recommendations regarding his own compensation and is not present when his compensation is discussed.
Role of our compensation consultant. Pursuant to its charter, the compensation committee has the authority to retain the services of external compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the design and evaluation of our executive compensation program and arrangements and associated pay decisions. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee or the chair of the committee. For 2019, we engaged Compensia, Inc. after evaluating that firm’s independence pursuant to applicable SEC and NYSE rules and determining that Compensia’s work did not give rise to any conflict of interest. Compensia did not provide any services to us other than advice and support with respect to executive and non-employee director compensation, including: the levels of overall compensation and each element of compensation for our executives; peer group selection; market trends for executive and non-employee director compensation; equity compensation; a risk assessment of our compensation programs; and input on this Compensation Discussion and Analysis.
Other Compensation Policies and Practices
Employment arrangements. Although our named executive officers are employed “at-will” and their employment can be terminated at any time for any reason with or without cause, we have entered into employment agreements or offer letters with each of our named executive officers to establish an initial base salary and eligibility to participate in our employee benefit programs.
Anti-hedging and pledging policies. Under our insider trading policy, our employees, including our executive officers, and non-employee directors are prohibited from the following transactions: entering into hedging or monetizing transactions or similar arrangements with respect to our securities, including collars, equity swaps, exchange funds and forward contracts; holding our securities in a margin account or pledging our securities as collateral for a loan, unless approved in advance; short selling our securities; and engaging in any transaction in publicly traded options in our securities, including puts or calls or other derivative securities.

Compensation risk considerations. The compensation committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed vs. variable and short- vs. long-term compensation, overall pay and incentive structures, the risk mitigating features built into our programs, and the independent board oversight of our programs, the compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company as a whole.
Tax deductibility considerations. Section 162(m) of the Internal Revenue Code generally disallows public companies to take a tax deduction for U.S. federal income tax purposes of compensation in excess of $1 million paid in a year to a covered employee. Once an individual has been determined to be a covered employee, the deduction limitation applies indefinitely. While Pinterest is not subject to Section 162(m) under transition rules for newly public companies, in approving the amount and form of compensation for our named executive officers, the compensation committee considers all elements of the cost of providing such compensation, including the potential impact of Section 162(m) in the future. However, the compensation committee believes that our stockholders’ interests are best served by retaining flexibility to award compensation that may result in non-deductible compensation expense. Therefore, the compensation committee has the discretion to pay compensation that is not deductible by virtue of the deduction limit of Section 162(m).
Accounting considerations. In approving the amount and form of compensation for our named executive officers, the compensation committee considers the impact of FASB ASC Topic 718, which requires us to measure and recognize the compensation expense for all share-based payment awards made to our employees and directors, including RSU awards that may be settled for shares of our Class A and Class B common stock, based on the grant date fair value of these awards.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the company’s 2019 annual report on Form 10-K.
Members of the Compensation Committee
Michelle Wilson (Chair)
Leslie Kilgore

Compensation Tables
Summary Compensation
The following table shows the compensation awarded or paid to, or earned by, our named executive officers for 2019 and 2018, as applicable, in accordance with the SEC’s transition rules for newly public companies.
2019 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Benjamin Silbermann Co-Founder, President & CEO	2019	197,100	—	45,745,013	280,000(2)	46,222,113
	2018	197,100	—	—	—	197,100
Evan Sharp Co-Founder, Chief Creative & Design Officer	2019	330,000	—	45,745,013	—	46,075,013
Françoise Brougher Chief Operating Officer	2019	309,545	75,000(3)	21,352,493	—	21,737,038
Christine Flores General Counsel and Corporate Secretary	2019	345,000	—	—	—	345,000
Todd Morgenfeld Chief Financial Officer	2019	360,500	—	—	—	360,500
	2018	360,500	—	22,028,696	—	22,389,196
(1)
Reported amounts represent the aggregate grant date fair value of RSUs granted during the years shown, as computed in accordance with FASB ASC Topic 718. See Notes to Consolidated Financial Statements included in our 2019 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. These amounts do not reflect the actual economic value that may be realized from such awards.

(2)	Reflects Hart-Scott-Rodino Act filing fees paid on Mr. Silbermann’s behalf in connection with his Pinterest stock ownership.
(3)	Reflects a sign-on bonus payable under the terms of Ms. Brougher’s offer letter dated March 2018.

Grants of Plan-Based Awards
The following table shows certain information regarding grants of plan-based awards to our named executive officers in 2019.
2019 Grants of Plan-Based Awards Table
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
Benjamin Silbermann	3/21/19	2,333,334(3)	45,745,013
Evan Sharp	3/21/19	2,333,334(3)	45,745,013
Françoise Brougher	4/4/19	1,083,333(4)	21,352,493
Christine Flores	—	—	—
Todd Morgenfeld	—	—	—
(1)
Reflects RSUs granted during 2019 that will be settled in shares of our common stock once the requisite vesting conditions are satisfied. RSUs granted prior to our IPO in April 2019 are subject to both a service condition, which is typically satisfied over four years, and a performance condition, which was deemed satisfied upon the pricing of our IPO. The schedule associated with the service-based vesting condition varies for each grant of RSUs as described below and is subject to the recipient’s continued service with the company through each such date. Holders of RSUs do not have any voting, dividend or other ownership rights in the shares subject to the award unless and until the award vests and the shares are issued.

(2)
Reported amounts represent the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718. See Notes to Consolidated Financial Statements included in our 2019 annual report on Form 10-K for the assumptions used in calculating the grant date fair value. These amounts do not reflect the actual economic value that may be realized from such awards.

(3)
Reflects the “founders grants” to our Co-Founders prior to our IPO. The award provides that the service-based vesting condition will be satisfied for 5% of the total number of RSUs at the end of each three-month period during the five-year period commencing on April 20, 2019.

(4)
The award provides that the service-based vesting condition will be satisfied for (i) 5% of the total number of RSUs at the end of each three-month period occurring during the one-year period commencing on March 20, 2019 and ending on March 20, 2020; (ii) 1.25% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on March 20, 2020 and ending on March 20, 2022; and (iii) 8.75% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on March 20, 2022 and ending on March 20, 2024 (a total vesting period of five years).

Outstanding Equity Awards
The following table shows certain information with respect to the outstanding equity awards held by our named executive officers as of December 31, 2019. The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.
Outstanding Equity Awards at Fiscal 2019 Year-End Table
Name	Grant Date	Option Awards(1)				Stock Awards(1)
		Number of Securities Underlying Unexercised Options		Exercise Price per Share ($)	Expiration Date	shares or units of stock that have not vested
		Exercisable	Unexercisable			Number(2)	Market Value(3) ($)
Benjamin Silbermann	4/25/13	10,000,835	—	1.878	4/25/23	—	—
	3/21/19(4)	—	—	—	—	2,100,001	39,144,019
Evan Sharp	8/1/11	2,126,950	—	0.037	8/1/21	—	—
	6/20/12	4,252,572	—	0.574	6/20/22	—	—
	1/16/15	1,756,336	—	4.416	1/16/25	—	—
	3/21/19(5)	—	—	—	—	2,100,001	39,144,019
Françoise Brougher	4/30/18(6)	—	—	—	—	750,000	13,980,000
	4/4/19(7)	—	—	—	—	920,834	17,164,346
Christine Flores	8/8/17(8)	—	—	—	—	218,748	4,077,463
	8/1/18(9)	—	—	—	—	524,996	9,785,925
Todd Morgenfeld	2/3/17(10)	—	—	—	—	270,832	5,048,308
	8/1/18(11)	—	—	—	—	1,049,992	19,571,851
(1)
All of the outstanding equity awards reported in this table were granted under either the 2009 Stock Plan (in the case of awards granted pre-IPO) or the 2019 Omnibus Incentive Plan (in the case of awards granted since our IPO). Awards granted under the 2009 Stock Plan will be settled in shares of our Class B common stock. Awards granted under the 2019 Omnibus Incentive Plan will be settled in shares of our Class A common stock.

(2)
Awards granted prior to our IPO in April 2019 had vesting conditions that required satisfaction of both (i) a service-based vesting condition; and (ii) a liquidity-based vesting condition. The schedule associated with the service-based vesting condition varies for each grant of RSUs as described below and is subject to the recipient’s continued service with the company through each such date.

(3)	Based on the closing price of our Class A common stock of $18.64 per share as of December 31, 2019.
(4)
The award provides that the service-based vesting condition will be satisfied for 5% of the total number of RSUs at the end of each three-month period during the five-year period commencing on April 20, 2019 and ending on April 20, 2024.

(5)
The award provides that the service-based vesting condition will be satisfied for 5% of the total number of RSUs at the end of each three-month period during the five-year period commencing on April 20, 2019 and ending on April 20, 2024.

(6)
The award provides that the service-based vesting condition will be satisfied for (i) 10% of the total number of RSUs at the end of the one-year period commencing on March 20, 2018 and ending on March 20, 2019; (ii) 5% of the total number of RSUs at the end of each three-month period occurring during the one-year period commencing on March 20, 2019 and ending on March 20, 2020; (iii) 7.5% of the total number of RSUs at the end of each three-month period occurring during the one-year commencing on March 20, 2020 and ending on March 20, 2021; and (iv) 10% of the total number of RSUs at the end of each three-month period occurring during the one-year period commencing on March 20, 2021 and ending on March 20, 2022.

(7)
The award provides that the service-based vesting condition will be satisfied for (i) 5% of the total number of RSUs at the end of each three-month period occurring during the one-year period commencing on March 20, 2019 and ending on March 20, 2020; (ii) 1.25% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on March 20, 2020 and ending on March 20, 2022; and (iii) 8.75% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on March 20, 2022 and ending on March 20, 2024.

(8)
The award provides that the service-based vesting condition will be satisfied for (i) 25% of the total number of RSUs on May 1, 2018; and (ii) 6.25% of the total number of RSUs at the end of each three-month period occurring during the three-year period commencing on May 1, 2018 and ending on May 1, 2021.

(9)
The award provides that the service-based vesting condition will be satisfied for (i) 2.5% of the total number of RSUs at the end of each three-month period during the two-year period commencing on December 20, 2018 and ending on December 20, 2020; and (ii) 10% of the total number of RSUs at the end of each three-month period during the two-year period commencing on December 20, 2020 and ending on December 20, 2022.

(10)
The award provides that the service-based vesting condition will be satisfied for 6.25% of the total number of RSUs at the end of each three-month period during the four-year period commencing on November 7, 2016 and ending on November 7, 2020.

(11)
The award provides that the service-based vesting condition will be satisfied for (i) 2.5% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on December 20, 2018 and ending on December 20, 2020; and (ii) 10% of the total number of RSUs at the end of each three-month period occurring during the two-year period commencing on December 20, 2020 and ending on December 20, 2022.

Option Exercises and Stock Vested
The following table shows information regarding the number and value of shares of common stock acquired during 2019 by our named executive officers from the vesting of RSUs and exercise of stock options.
2019 Option Exercises and Stock Vested Table
Name	Option Award Exercises		Stock Award Vestings
	Shares Acquired (#)	Value Realized ($)(2)	Shares Acquired (#)(1)	Value Realized ($)(3)
Benjamin Silbermann	399,000	7,128,933	991,666	25,390,144
Evan Sharp	—	—	566,666	15,123,278
Françoise Brougher	—	—	412,499	11,077,475
Christine Flores	—	—	422,922	10,958,387
Todd Morgenfeld	—	—	929,175	23,642,025
(1)	Includes RSUs for which the time-based vesting condition occurred prior to 2019, but for which the performance vesting condition tied to the IPO was not met until our IPO in April 2019.
(2)	The value realized on exercise is the difference between the closing price of our Class A common stock on the date of exercise minus the exercise price.
(3)	The value realized on vesting is based on the closing price of our Class A common stock on the vesting date, or if such date was not a trading day, on the day immediately preceding trading day.
Potential Payments upon Termination or Change in Control
We have entered into executive severance and change in control agreements with our named executive officers. The agreements provide cash payments if the executive’s employment is terminated without cause as well as full acceleration of vesting of outstanding equity awards (including stock options) under “double-trigger” change in control benefits where the executive’s employment is terminated without cause or the executive resigns for good reason within a specified period before and after a change in control of the company. These payments and benefits are described in more detail and quantified below. All of the payments and benefits provided under these agreements are subject to the named executive officer’s execution of a general release of claims against the company and continued adherence to the terms of a confidential information and invention assignment agreement with the company.
In addition to the above, the 2019 Omnibus Incentive Plan provides that in the event of termination upon death or disability, an employee who holds stock options or his or her beneficiary (in the event of death) may exercise any outstanding vested stock options at any time as follows: (i) in the event of disability, during six months following termination; and (ii) in the event of death, during 12 months following death or if earlier, termination.
Termination without cause not involving a change in control. If a named executive officer is terminated without cause, the named executive officer would receive: (i) a lump sum cash payment equal to six months of base salary; and (ii) if the named executive officer is eligible for and elects continued coverage under COBRA, a lump sum cash payment equal to the cost of six months of company-paid health insurance continuation coverage.
Involuntary termination involving a change in control. If a named executive officer is terminated without cause or the named executive officer resigns with good reason, in each case, within 90 days prior to or one year following a change in control of the company, the named executive officer would receive: (i) a lump sum cash payment equal to one year of base salary; (ii) if the named executive officer is eligible for and elects continued coverage under COBRA, a lump sum cash payment equal to the cost of twelve months of company-paid health insurance continuation coverage; and (iii) full accelerated vesting of all outstanding equity awards. Separately, upon a change in control of the company, in the event that a named executive officer’s equity awards are not assumed, substituted or otherwise continued or replaced with similar equity awards, such awards will vest in full regardless of whether the officer terminates employment. These payments and acceleration of vesting are subject to a “best net after-tax” provision to reduce the amounts paid in the event that they would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Internal Revenue Code.

Definitions. For purposes of these agreements:
•
“Cause” means any of the following: (i) executive fails to perform his or her duties and responsibilities; (ii) an act of dishonesty or misrepresentation that would cause serious injury, including reputational harm, to the company; (iii) executive’s unauthorized use or disclosure of any proprietary information or trade secrets; (iv) executive commits a material breach of any written agreement between executive and the company; (v) executive fails to comply with written policies or rules; (vi) executive willfully refuses to implement or follow a directive from supervisor; (vii) executive fails to perform the essential job duties associated with the position; (viii) executive’s intentional violation of any law or regulation; (ix) executive’s conviction of a felony, another crime involving moral turpitude or any crime (whether or not a felony) against the company; or (x) executive’s failure to comply with any reasonable investigation or formal proceeding.

•
“Good Reason” means any of the following: (i) a material reduction in executive’s duties in effect immediately prior to the reduction, but the following are not material reductions: (x) a change of title alone, (y) any change made due to a Change in Control (as defined below), and (z) not being nominated to the board; (ii) a change in office location which increases the executive’s one-way commute by more than 35 miles; or (iii) executive’s base salary is reduced by more than ten percent.

•
“Change in Control” means any of the following: (i) an acquiror owns more than 50% of the company’s stock; (ii) a merger or business combination; (iii) a majority of the board is replaced during a 12-month period by directors who are not supported by the existing board; or (iv) an acquiror acquires all or almost all of the company’s assets. A transaction shall not constitute a Change in Control if (x) its only purpose is to change the state of the company’s incorporation; and (y) the conversion of class B common stock into class A common stock resulted in an entity or person holding more than 50% of the total voting power of the company.

In connection with her departure from the company, Françoise Brougher will receive severance in accordance with the executive severance and change in control agreement described above.
Estimated payments as of December 31, 2019. The following table presents the estimated payments that each of our named executive officers would have been entitled to receive under these agreements assuming that a termination of employment and, where applicable, a change in control of the company had occurred as of December 31, 2019 and based on the closing price per share of our Class A common stock on the last trading day of the year ($18.64 on December 31, 2019). Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, and any changes to our benefit arrangements and policies. Amounts shown do not include: (i) benefits earned during the term of the named executive officer’s employment that are available to all benefit-eligible salaried employees; and (ii) the value of vested equity awards that the named executive officer is entitled to regardless of whether employment is terminated.

2019 Potential Termination Payments Table
Name	Benefit	Termination Without Cause ($)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)
Benjamin Silbermann	Lump sum severance payment(1)	115,358	230,715
	Value of accelerated RSUs(2)	—	39,144,019
	Total	115,358	39,374,734
Evan Sharp	Lump sum severance payment(1)	181,808	363,615
	Value of accelerated RSUs(2)	—	39,144,019
	Total	181,808	39,507,634
Françoise Brougher	Lump sum severance payment(1)	180,231	360,462
	Value of accelerated RSUs(2)	—	31,144,346
	Total	180,231	31,504,808
Christine Flores	Lump sum severance payment(1)	184,309	368,618
	Value of accelerated RSUs(2)	—	13,863,388
	Total	184,309	14,232,006
Todd Morgenfeld	Lump sum severance payment(1)	195,570	391,139
	Value of accelerated RSUs(2)	—	24,620,159
	Total	195,570	25,011,299
(1)
Reported amounts are based on the 2019 base salary of each named executive officer and includes the estimated cost of health insurance continuation coverage (paid in lump sum if the NEO elects such coverage) as of the end of the last fiscal year and the severance period specified in the Executive Severance & Change in Control Agreement.

(2)
Reported amounts represent the number of unvested RSUs as of the end of the last fiscal year multiplied by the closing price per share of our Class A common stock on the last trading day of the year. This is the same value that would apply in the event of a change in control of the company where the awards are not assumed or substituted (as described above).

Equity Compensation Plan Information
The following table provides information as of December 31, 2019, with respect to the shares of our common stock that may be issued under our 2009 Stock Plan and 2019 Omnibus Incentive Plan.
Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)
Plans approved by security holders(1)	113,756,552(2)	2.25(3)	89,911,091(4)
Plans not approved by security holders	—	—	—
(1)
The 2019 Omnibus Incentive Plan provides that the number of shares reserved and available for issuance under the 2019 Omnibus Incentive Plan will automatically increase on each January 1, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 5% of the total number of shares of Class A and Class B common stock outstanding on the immediately preceding December 31.

(2)
Includes 49,963,207 shares of Class B common stock issuable upon vesting of RSUs awarded under our 2009 Stock Plan and 56,965,565 shares of Class B common stock issuable upon exercise of outstanding options granted under our 2009 Stock Plan. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except certain transfers to entities, including certain charities and foundations, to the extent the transferor retains sole dispositive power and exclusive voting control with respect to the shares of Class B common stock, and certain other transfers described in our amended and restated certificate of incorporation. Upon the death or permanent incapacity of each holder of Class B common stock who is a natural person, the Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into Class A common stock. However, shares of Class B common stock held by Benjamin Silbermann or his permitted estate planning entities or other permitted transferees will not convert automatically into Class A common stock until a time that is between 90 and 540 days after his death or permanent incapacity, as determined by the board of directors. In addition, all shares of Class B common stock will automatically convert into shares of Class A common stock on (i) the seven-year anniversary of the closing date of this offering, except with respect to shares of Class B common stock held by any holder that continues to beneficially own at least 50% of the number of shares of Class B common stock that such holder beneficially owned immediately prior to completion of this offering; and (ii) a date that is between 90 and 540 days, as determined by the board of directors, after the death or permanent incapacity of Mr. Silbermann. Includes 6,827,780 shares of Class A common stock issuable upon vesting of RSUs awarded under our 2019 Omnibus Incentive Plan.

(3)	Excludes RSUs as they have no exercise price.
(4)	Reflects shares available for future issuance under the 2019 Omnibus Incentive Plan (excluding shares underlying outstanding awards).

OTHER MATTERS
Executive Officers
The following table sets forth information for our executive officers as of April 1, 2020. Our executive officers are appointed by and serve at the discretion of the board, and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Benjamin Silbermann*	37	Co-Founder, Chairman, President & Chief Executive Officer
Evan Sharp*	37	Co-Founder, Director, Chief Design & Creative Officer
Françoise Brougher	54	Chief Operating Officer
Christine Flores	45	General Counsel & Corporate Secretary
Todd Morgenfeld	48	Chief Financial Officer
*	See “Our Board of Directors” for the backgrounds for Messrs. Silbermann and Sharp.
Françoise Brougher has served as our Chief Operating Officer from March 2018 until April 2020. Prior to joining Pinterest, Ms. Brougher led the business unit at Square, Inc., a mobile financial technology company, from 2013 to 2017 and served as the Vice President of Small and Medium-Sized Business Global Sales and Operations at Google, a technology company, from 2009 to 2013. She was Vice President of the Business Operations Group at Google from 2005 to 2009. Ms. Brougher holds a Masters in Engineering from Institut Catholique d’Arts et Metiers and a Master of Business Administration from Harvard Business School.
Christine Flores has served as our General Counsel and Corporate Secretary since May 2017. Prior to joining Pinterest, Ms. Flores served at Google, a technology company, from 2007 to 2017, most recently as Vice President of Legal. Ms. Flores holds Juris Doctorate and Bachelor of Arts from the University of Southern California.
Todd Morgenfeld has served as our Chief Financial Officer since November 2016. Prior to joining Pinterest, he served as Vice President of Finance at Twitter, a social networking company, from 2015 to 2016 and Treasurer and Senior Vice President of Corporate Development and Corporate Financial Analytics at Hewlett-Packard Company, a multinational information technology company, from 2013 to 2015. He served as an investment partner at Silver Lake, a private equity firm from 2004 to 2013. He currently serves on the board of Urban Outfitters, Inc. Mr. Morgenfeld holds a Master of Business Administration from Stanford Graduate School of Business and a Bachelor of Science from the United States Military Academy, where he graduated first in his class.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2020, by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all current executive officers and directors as a group; and (iv) each person or group known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock. We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote (or direct the voting) or to dispose (or direct the disposition) of such securities or has the right to acquire these powers within 60 days. Unless otherwise indicated, and subject to community property laws where applicable, based on the information available to us, the company believes that each of the stockholders named in the table has sole voting and investment power over the reported shares. Unless otherwise indicated, the address for each stockholder is c/o Pinterest at the company’s address set forth on the first page of this proxy statement.
Applicable percentages are based on 398,929,335 shares of Class A common stock and 182,910,503 shares of Class B common stock outstanding as of March 31, 2020, adjusted as required by SEC rules. We have deemed shares of our Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person only. We have deemed shares of our Class A common stock and of our Class B common stock subject to RSUs that are vested (or are expected to become vested within 60 days of March 31, 2020) to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person only.
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock. Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class, with each share of our Class A common stock entitled to one vote per share and each share of our Class B common stock entitled to 20 votes per share. The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may be otherwise required by law or our amended and restated certificate of incorporation.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Class A Common Stock		Class B Common Stock		% of Total Voting Power
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class
Named Executive Officers and Directors
Benjamin Silbermann(1)	—	—	50,246,508	27.47	24.77
Evan Sharp(2)	—	—	9,774,358	5.34	4.82
Françoise Brougher(3)	—	—	244,362	*	*
Christine Flores(4)	294,872	—	148,091	*	*
Todd Morgenfeld(5)	726,345	*	81,518	—	*
Jeffrey Jordan(6)	131,239	*	—	—	*
Lesley Kilgore(7)	9,671	*	6,837	—	*
Jeremy Levine(8)	654,342	*	—	—	*
Gokul Rajaram(9)	1,531	*	—	—	*
Fredric Reynolds(10)	49,671	*	56,250	*	*
Michelle Wilson(11)	9,671	*	100,000	*	*
All directors and executive officers as a group(12)	1,877,342	*	60,698,505	33.18	29.97
Other 5% Stockholders
Entities affiliated with Bessemer Venture Partners(13)	—	—	38,647,781	21.13	19.05
Entities affiliated with Andreessen Horowitz(14)	1,161,760	*	27,192,626	14.87	13.43
Paul Sciarra(15)	—	—	41,607,697	22.75	20.51
Entities affiliated with FirstMark(16)	13,322,293	3.34	22,203,819	12.14	11.27
The Vanguard Group(17)	23,674,680	5.93	—	—	*
Flossbach von Storch AG(18)	22,022,939	5.52	—	—	*
FMR LLC(19)	21,835,568	5.47	—	—	*
*	Represents beneficial ownership or voting power of less than one percent
(1)
Includes (i) 565,479 shares of Class B common stock held by Benjamin Silbermann; (ii) 40,133,288 shares of Class B common stock held by Benjamin W. Silbermann and Divya Silbermann, as trustees of the Benjamin and Divya Silbermann Family Trust (the “Trust”); (iii) 9,431,075 shares of Class B common stock issuable upon exercise of outstanding stock options held by Mr. Silbermann; and (iv) 116,666 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Mr. Silbermann and Ms. Silbermann have sole voting and dispositive power over the shares held by the Trust and may therefore be deemed to beneficially own such shares. Does not include 9,960,030 shares of Class B common stock held by an LLC that is owned by a trust, the beneficiaries of which include certain of Mr. Silbermann’s immediate family members. Mr. Silbermann does not have dispositive power or voting power over the shares held by the LLC and, as a result, Mr. Silbermann is deemed not to be a beneficial owner of the shares held by the LLC and such shares are not included in the table. In addition, Mr. Silbermann holds 1,866,668 unvested RSUs for which Mr. Silbermann does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(2)
Includes (i) 1,584,334 shares of Class B common stock held by Evan Sharp; (ii) 4,590,694 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Sharp; (iii) 653,845 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Howell Sharp and Christina McBride Sharp as Co-Trustees of The Sharp Irrevocable Remainder Trust; (iv) 758,803 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Howell Sharp and Christina McBride Sharp as Co-Trustees of The Sharp Revocable Trust, (v) 1,157,401 shares of Class B common stock issuable upon exercise of outstanding stock options held by Evan Howell Sharp as Trustee of The Evan Howell Sharp 2018 Annuity Trust; (vi) 912,615 shares of Class B common stock issuable upon exercise of outstanding stock options held by Sharp Family Investments LLC; and (vii) 116,666 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. In addition, Mr. Sharp holds 1,866,668 unvested RSUs for which Mr. Sharp does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(3)
Includes 244,362 shares of Class B common stock held by Françoise Brougher. Ms. Brougher holds 1,566,667 unvested RSUs for which Ms. Brougher does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(4)
Includes (i) 111,633 shares of Class B common stock held by Ms. Flores; (ii) restricted stock awards of 294,872 shares of Class A common stock granted to Ms. Flores; and (iii) 36,458 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Ms. Flores holds 656,245 unvested RSUs for which Ms. Flores does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(5)
Includes (i) 13,810 shares of Class B common stock held by Mr. Morgenfeld; (ii) 21,729 shares of Class A common stock held by Mr. Morgenfeld; (iii) restricted stock awards of 704,616 shares of Class A common stock granted to Mr. Morgenfeld; and (iv) 67,708 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Mr. Morgenfeld also holds 1,156,242 unvested RSUs for which Mr. Morgenfeld does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(6)
Includes (i) 121,568 shares of Class A common stock held by Jordan Family Revocable Trust; and (ii) 9,671 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020.

(7)
Includes (i) 6,837 shares of Class B common stock held by Ms. Kilgore; and (ii) 9,671 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. In addition, Ms. Kilgore holds 13,676 unvested RSUs for which Ms. Kilgore does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(8)
Includes (i) 644,671 shares of Class A common stock held by Mr. Levine; and (ii) 9,671 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Does not include the shares held by the BVP Entities described in footnote 13 below. Jeremy Levine disclaims beneficial ownership of the securities held by the BVP Entities, except to the extent of his pecuniary interest therein.

(9)
Represents 1,531 shares of Class A common stock held by Gokul Rajaram & Tamara Lucero-Rajaram Trustees Rajaram Family Revocable Trust, of which Mr. Rajaram is a Trustee. Mr. Rajaram holds 19,792 unvested RSUs for which he does not have the right to acquire beneficial ownership within 60 days of March 31, 2020 and therefore are not included in the table.

(10)
Includes (i) 40,000 shares of Class A common stock held by Mr. Reynolds; (ii) 50,000 shares of Class B common stock held by Mr. Reynolds; and (iii) 9,671 shares of Class A common stock and 6,250 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Mr. Reynolds holds 43,750 unvested RSUs for which Mr. Reynolds does not have the right to acquire beneficial ownership of the underlying shares of Class B common stock within 60 days of March 31, 2020 and therefore are not included in the table.

(11)
Includes (i) 93,750 shares of Class B common stock held by Ms. Wilson; and (ii) 9,671 shares of Class A common stock and 6,250 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020.

(12)
Consists of (i) 1,828,987 shares of Class A common stock owned directly and indirectly by our directors and executive officers; (ii) 42,841,366 shares of Class B common stock owned directly and indirectly by our directors and executive officers; (iii) 17,504,433 shares of Class B common stock issuable to our executive officers and directors under outstanding stock options; (iv) 352,706 shares of Class B common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020; and (v) 48,355 shares of Class A common stock issuable in connection with RSUs that will vest within 60 days of March 31, 2020. Excludes 6,895,878 unvested RSUs currently held by our executive officers and directors for which such persons do not have the right to acquire beneficial ownership of the underlying shares of Class B common stock and 19,792 unvested RSUs held by our executive officers and directors for which such persons do not have the right to acquire beneficial ownership of the underlying shares of Class A common stock, in each case within 60 days of March 31, 2020.

(13)
Includes (i) 5,410,710 shares of Class B common stock held of record by Bessemer Venture Partners VII Institutional L.P. (“BVP VII Inst”); (ii) 12,367,322 shares of Class B common stock held of record by Bessemer Venture Partners VII L.P. (“BVP VII”); and (iii) 20,869,749 shares of Class B common stock held of record by BVP VII Special Opportunity Fund L.P. (“BVP SOF,” and together with BVP VII Inst and BVP VII, the “BVP Entities”). Deer VII & Co. L.P. is the general partner of the BVP Entities. Deer VII & Co. Ltd. is the general partner of Deer VII & Co. L.P. Robert P. Goodman, J. Edmund Colloton, David Cowan, Jeremy Levine, Byron Deeter and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and hold the voting and dispositive power for the BVP Entities. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VII & Co. Ltd. acting as an investment committee. Jeremy Levine disclaims beneficial ownership of the securities held by the BVP Entities, except to the extent of his pecuniary interest therein. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(14)
Includes (i) 1,952,355 shares of Class B common stock held by AH Parallel Fund III, L.P., for itself and as nominee for AH Parallel Fund III-A, L.P., AH Parallel Fund III-B, L.P. and AH Parallel Fund III-Q, L.P., or collectively, the AH Parallel Fund III Entities; (ii) 1,791,470 shares of Class B common stock held by AH Parallel Fund, L.P.; (iii) 21,002,561 shares of Class B common stock held Andreessen Horowitz Fund II, L.P., as nominee for Andreessen Horowitz Fund II, L.P., Andreessen Horowitz Fund II-A, L.P. and Andreessen Horowitz Fund II-B, L.P., or collectively, the AH Fund II Entities; (iv) 2,446,240 shares of Class B common stock held by Andreessen Horowitz Fund III, L.P., for itself and as nominee for Andreessen Horowitz Fund III-A, L.P., Andreessen Horowitz Fund III-B, L.P. and Andreessen Horowitz Fund III-Q, L.P., or collectively, the AH Fund III Entities; (v) 35,924 shares of Class A common stock received by AH Capital Management, L.L.C. pursuant to pro rata distributions by the AH Fund II Entities, AH Parallel Fund, the AH Fund III Entities, the AH Parallel Fund III Entities and PinAH, LLP; (vi) 510,710 shares of Class A common stock received by 1997 Horowitz Family Trust pursuant to pro rata distributions by the AH Fund II Entities, AH Parallel Fund, the AH Fund III Entities, the AH Parallel Fund III Entities and PinAH, LLP; and (vii) 615,126 shares of Class A common stock received by LAMA Community Trust pursuant to (a) pro rata distribution by each of SV Angel II-Q, L.P., SV Angel III, L.P. and SV Angel IV, L.P.; and (b) pro rata distribution by each of SV Angel II-Q, L.P., SV Angel III, L.P. and SV Angel IV, L.P. The shares directly held by the AH Parallel Fund III Entities are indirectly held by AH Equity Partners III (Parallel), L.L.C., or AH EP III Parallel, the general partner of the AH Parallel Fund III Entities, and by the managing members of AH EP III Parallel. The managing members of AH EP III Parallel are Marc Andreessen and Ben Horowitz. AH EP III Parallel and its managing members share voting and dispositive power with regard to the securities held by the AH Parallel Fund III Entities. The shares held directly by the AH Fund II Entities and AH Parallel Fund, L.P., are indirectly held by AH Equity Partners II, L.L.C., or AH EP II, the general partner of the AH Fund II Entities and AH Parallel Fund, L.P., and by the managing members of AH EP II. The managing members of AH EP II are Marc Andreessen and Ben Horowitz. AH EP II and its managing members share voting and dispositive power with regard to the securities held by the AH Fund II Entities and AH Parallel Fund, L.P. The shares held directly by the AH Fund III Entities are indirectly held by AH Equity Partners III, L.L.C., or AH EP III, the general partner of the AH Fund III Entities, and by the managing members of AH EP III. The managing members of AH EP III are Marc Andreessen and Ben Horowitz. AH EP III and its managing members share voting and dispositive power with regard to the securities held by the AH Fund III Entities. The address for each of these entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025. Each of the indirect holders listed above disclaims beneficial ownership of the shares held by the entities affiliated with Andreessen Horowitz except to the extent of his, her or its pecuniary interest therein.

(15)
Based on the Schedule 13G filed with the SEC by Paul Cahill Sciarra on March 3, 2020 and other information provided to us. Includes (i) 26,902,217 shares of Class B common stock held by Paul Cahill Sciarra, as Trustee of the Sciarra Management Trust; (ii) 6,412,655 shares of Class B common stock held by U.S. Trust Company of Delaware, as Trustee of the PCS Legacy

Trust; and (iii) 8,292,825 shares of Class B common stock held by U.S. Trust Company of Delaware, as Trustee for the PCS Remainder Trust. Mr. Sciarra has voting, investment and dispositive power over the shares held in Sciarra Management Trust and therefore may be deemed to be the beneficial owner of such shares. Mr. Sciarra does not have voting, investment and dispositive power over the shares held in the PCS Legacy Trust and the PCS Remainder Trust but may acquire such powers within 60 days of March 31, 2020. Mr. Sciarra disclaims beneficial ownership of such shares. The address for U.S. Trust Company of Delaware, as agent for Sciarra Management Trust and as Trustee for both PCS Legacy Trust and PCS Remainder Trust, is 2951 Centerville Road, Suite 200, Wilmington, DE 19808.
(16)
Includes (i) 9,415,722 shares of Class A and 15,692,868 shares of Class B common stock held by FirstMark Capital I, L.P. (“FMC I”); (ii) 912,229 shares of Class A common stock and 1,520,380 shares of Class B common stock held by FirstMark Capital I(P), L.P. (“FMC I(P)”); (iii) 216,833 shares of Class A common stock and 361,389 shares of Class B common stock held by FirstMark Capital OF I, L.P. (“FMC OF I”); and (iv) 2,777,509 shares of Class A common stock and 4,629,182 shares of Class B common stock held by FirstMark Capital P2, L.P. (“FMC P2” and, collectively with FMC I, FMC I(P) and FMC OF I, the “FirstMark Entities”). FirstMark Capital I GP, LLC is the general partner of FMC I, and Richard Heitzmann and Amish Jani are the managers of FirstMark Capital I GP, LLC as the general partner entity. FirstMark Capital I(P) GP, LLC is the general partner of FMC I(P), and Richard Heitzmann and Amish Jani are the managers of FirstMark Capital I(P) GP, LLC as the general partner entity. FirstMark Capital OF I GP, LLC is the general partner of FMC OF I, and Richard Heitzmann and Amish Jani are the managers of FirstMark Capital OF I GP, LLC as the general partner entity. FirstMark Capital P2 GP, LLC is the general partner of FMC P2, and Richard Heitzmann and Amish Jani are the managers of FirstMark Capital P2 GP, LLC as the general partner entity. Each of Mr. Heitzmann and Mr. Jani disclaims beneficial ownership of the shares held by the FirstMark Entities, except to the extent of his pecuniary interest therein. The address for each of these entities is 100 5th Avenue, 3rd Floor, New York, NY 10011.

(17)
Based on the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2020. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 16,687 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 119,111 shares of Class A common stock as a result of its serving as investment manager of Australian investment offerings. Vanguard may be deemed to have sole voting power with respect to 70,258 shares and shared voting power with respect to 34,890 shares. Vanguard may be deemed to have sole dispositive power with respect to 23,592,453 shares and shared dispositive power with respect to 82,227 shares. The address for Vanguard is 100 Vanguard Blvd, Malvern, Pennsylvania 19355.

(18)
Based on the Schedule 13G filed with the SEC by Flossbach von Storch AG (“Flossbach AG”) and Flossbach von Storch Invest S.A. (“Flossbach SA”) on February 11, 2020. Flossbach S.A. is the relevant entity for which Flossbach AG may be considered a parent holding company. Flossbach AG may be deemed to have beneficial ownership over 22,022,939 shares of Class A common stock and Flossbach SA may be deemed to have beneficial ownership over 20,411,200 shares of Class A common stock. Flossbach AG may be deemed to have sole voting power with respect to 0 shares and shared voting power with respect to 20,411,200 shares. Flossbach SA may be deemed to have sole voting power with respect to 0 shares and shared voting power with respect to 20,411,200 shares. Flossbach AG may be deemed to have sole dispositive power with respect to 1,611,739 shares and shared dispositive power with respect to 20,411,200 shares. Flossbach SA may be deemed to have sole dispositive power with respect to 0 shares and shared dispositive power with respect to 20,411,200 shares. The address for Flossbach AG is Ottoplatz 1, 50679 Cologne, Germany. The address for Flossbach SA is 6 Avenue Marie, Thérèse, L- 2132 Luxembourg.

(19)
Based on the Schedule 13G/A filed with the SEC on February 7, 2020 by FMR LLC, Abigail P. Johnson and Fidelity Contrafund. FMR LLC and Abigail P. Johnson may be deemed to have beneficial ownership over 21,835,568 shares of Class A common stock and Fidelity Contrafund may be deemed to have beneficial ownership over 16,789,593 shares of Class A common stock. FMR LLC may be deemed to have sole power to vote 843,091 shares of Class A common stock and sole power to dispose of 21,835,568 shares of Class A common stock. Abigail P. Johnson may be deemed to have sole power to dispose of 21,835,568 shares. Fidelity Contrafund may be deemed to have sole power to vote 16,789,593 shares of Class A common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address of each of FMR LLC, Abigail P. Johnson and Fidelity Contrafund is 245 Summer Street, Boston, MA 02210.

Related Party Transactions
Policies and procedures. Pursuant to our written related party transaction policy, the audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. A related party includes our directors, executive officers, beneficial owners of more than 5% of our voting securities, or any member of the immediate family or person sharing the household with the foregoing persons. A related party transaction is a current or proposed transaction, arrangement or relationship in which our company was, is or will be a participant and the amount involved exceeds or is expected to exceed $120,000 in any fiscal year and in which any related party has, had or will have a direct or indirect material interest.
The audit committee, while reviewing a related party transaction for approval or ratification, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether it is at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction. If advance approval of a related party transaction is not feasible, the chair of the audit committee may approve the transaction and such transaction may be ratified by the audit committee in accordance with our written policy.
Other than as described below, since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described below were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
•	Employment arrangements.
○
Vikram Bhaskaran, who is the brother-in-law of Benjamin Silbermann, our president and chief executive officer, is employed by us as Head of Strategic Partnerships, in a non-executive capacity. His total cash compensation received in 2019 in his role as Global Head of Vertical Strategy & Marketing, which is comprised of a base salary, bonus and commission, was $238,267, which was in line with similar roles at the company. Additionally, we granted Mr. Bhaskaran equity awards covering 9,834 shares during this time on the same general terms and conditions as applicable to other employees in similar positions.

○
Ari Simon, who will be employed by an organization wholly owned by Benjamin Silbermann, our president and chief executive officer, and his wife, will be a fixed term employee of Pinterest. His compensation for 2020 comprises of a base salary of $240,000, a sign-on bonus of $150,000 and is entitled to benefits similar to other full-time Pinterest employees.

•
Limitation of liability and indemnification for directors and officers. Our certificate of incorporation eliminates the potential personal monetary liability of our directors to us or our stockholders for breaches of their duties as directors except as otherwise required under Delaware law. In addition, our certificate of incorporation and bylaws as well as the indemnification agreements that we have entered into with our directors and officers provide for their indemnification to the fullest extent permitted by Delaware law, including payment of expenses in advance of resolution of any such matter. We also maintain standard policies of insurance under which, subject to the limitations of the policies, coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and (ii) to us with respect to payments which we may make to such officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

In addition, from time to time, we do business with other companies, including advertisers, affiliated with certain holders of our capital stock. We also believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis. For a description of arrangements with certain holders of our capital stock that were in effect prior to our IPO, including investor rights agreements, right of first refusal and co-sale agreements, and voting rights agreements, please refer to our final IPO prospectus, which we filed with the SEC on April 18, 2019.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. To our knowledge, based solely on a review of such reports filed with the SEC and written representations that no other reports were required, during 2019, we believe that all required reports were timely filed, except that:
•	one Form 4 to report a conversion of Class B shares to Class A shares for Todd Morgenfeld was inadvertently filed late due to administrative error.
•	one Form 3 to report Class B shares held by Paul Sciarra and one Form 4 to report acquisition of Class A and Class B shares for Paul Sciarra were filed late.
Stockholder Proposals for the 2021 Annual Meeting
Proposals to be included in our proxy statement. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2021 annual meeting. To be eligible, your proposal must be received by our Corporate Secretary at the company’s address (see the first page of this proxy statement) no later than the close of business on December 10, 2020, and must otherwise comply with Rule 14a-8. While the board will consider stockholder proposals that we receive, we reserve the right to omit from our proxy statement stockholder proposals that do not satisfy applicable SEC rules.
Other proposals and director nominations to be presented at the 2021 annual meeting. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2021 annual meeting that will not be included in our proxy statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our bylaws. Assuming that the 2021 annual meeting occurs within 30 days before or after the anniversary of the 2020 annual meeting, stockholders desiring to nominate a director or bring any other business before the stockholders at the 2021 annual meeting must notify our Corporate Secretary in writing not earlier than January 21, 2021, and not later than February 20, 2021. Such notice must set forth certain information specified in our bylaws. All stockholder proposals should be in writing and be submitted to the Corporate Secretary at the company’s address on the first page of this proxy statement. We advise you to review our bylaws, which set forth the requirements for the nomination of director candidates and the presentation of proposals by stockholders. Our bylaws can be found on our website at https://investor.pinterestinc.com/governance/governance-documents, or you may obtain a copy free of charge by contacting the Corporate Secretary at the company’s address on the first page of this proxy statement.

VOTING AND ANNUAL MEETING INFORMATION
Meeting Information
Why have these proxy materials been made available to me? These materials are available in connection with the board’s solicitation of proxies to be voted at the annual meeting. The annual meeting is being held to elect three Class I directors to hold office until the 2023 annual meeting (Proposal 1), ratify the selection of Ernst & Young as our independent auditor for 2020 (Proposal 2) and approve, in an advisory vote, the frequency of future advisory votes on the compensation of our named executive officers (Proposal 3). All stockholders who held shares of our common stock as of the close of business on the record date, March 25, 2020, are entitled to attend the annual meeting and to vote on the items of business outlined above. Whether or not you choose to attend the annual meeting, we urge you to vote your shares online as soon as possible so that your shares are represented at the annual meeting.
How can I attend the meeting? The annual meeting will be held exclusively online at www.virtualshareholdermeeting.com/PINS2020 on Thursday, May 21, 2020 at 8:30 a.m. Pacific Time. We invite all Pinterest stockholders as of the record date to attend the annual meeting. Through the virtual annual meeting format, you will be able to participate in the annual meeting online, vote your shares electronically and submit questions. We encourage you to access the annual meeting prior to the start time, and you should allow ample time to log in to the annual meeting webcast and test your computer audio system. To log in to the annual meeting, you will need the 16-digit control number included on your notice of internet availability of proxy materials.
Why a virtual meeting? We have adopted a virtual format to provide a consistent experience to all stockholders regardless of location, expand stockholder access to the annual meeting, achieve cost savings for stockholders and Pinterest, and reduce the environmental impact of the annual meeting. Hosting a virtual annual meeting enables increased stockholder attendance and participation since stockholders can participate from any geographic location with internet connectivity. We have structured the virtual format so that it offers the same participation opportunities that would be provided at an in-person annual meeting. In particular:
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You can submit questions in advance of and during the annual meeting. Our question and answer session will include questions submitted both in advance of and live during the annual meeting. You may submit a question in advance of the annual meeting at www.proxyvote.com or during the annual meeting at www.virtualshareholdermeeting.com/PINS2020, in each case by logging in with your 16-digit control number. We plan to answer as many questions during the annual meeting as time permits and post answers to all questions submitted that are relevant to our business on our investor relations website shortly after the annual meeting.

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Tech support will be available to facilitate your access to the annual meeting. We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the annual meeting on May 21, 2020. We will have technicians available to assist you. If you have difficulty accessing the annual meeting, please follow the instructions at the annual meeting website to connect with a technician via phone.

Following the annual meeting, we will make available a replay of the entire annual meeting on our investor relations website (see the first page of this proxy statement).
What constitutes a quorum? A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of at least a majority of the voting power of the outstanding shares entitled to vote are represented at the annual meeting, either by attending and voting at the annual meeting or by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum. If there is no quorum, either the chairperson of the annual meeting or the holders of a majority of the voting power of the shares represented at the annual meeting may adjourn the annual meeting to another date.

Voting Information
Who is eligible to vote? Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were 398,784,335 shares of Class A common stock and 182,910,503 shares of Class B common stock outstanding and entitled to vote.
How many votes per share do I have? Our Class A common stock has one vote per share and our Class B common stock has twenty votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the annual meeting.
How can I vote? Your voting options depend on how you hold your shares. If you are a street-name holder, you should follow the voting instructions you receive from your broker, bank or other agent. If you are the stockholder of record, you may vote as follows:
•	At the annual meeting, by following the log in procedures described above and completing the online form during the annual meeting.
•	Online, by going to www.proxyvote.com and following the prompts.
If you received a paper copy of the proxy materials, you may also vote by mail (by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided).
You can vote over the phone or online until 11:59 p.m., Eastern Time on the day before the annual meeting. If you vote by mail, your proxy or voting instruction card, as applicable, must be received by the day before the annual meeting. You may still attend and vote at the annual meeting even if you have already voted by proxy.
How can I change my vote? You can revoke your proxy at any time before the final vote at the annual meeting. If you are the beneficial owner, please follow the instructions provided by the broker, bank or other agent through which your shares are held. If you are the stockholder of record, you can change your vote or revoke your proxy by submitting a subsequent proxy or by sending a timely written notice that you are revoking your proxy to the Corporate Secretary at the company’s address (see the first page of this proxy statement). Such notice will be considered timely if it is received by the day before the annual meeting. You can also change your vote by attending and voting at the annual meeting. Please note that simply attending the annual meeting will not, by itself, revoke your proxy.
Who will count the votes? Votes will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), and the board has appointed Broadridge to serve as our independent inspector of election.
What if I am a record holder and I do not submit voting instructions? If you complete and submit your proxy, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote your shares in accordance with the board’s recommendations below. If you do not submit a proxy or vote at the annual meeting, your shares will not be voted.
What if I am a street-name holder and I do not submit voting instructions? You may instruct your broker, bank or other agent on how to vote your shares by following the instructions they provided with the proxy materials. If you do not do so, the firm has discretion to vote your shares only with respect to Proposal 2, which is considered a “routine” matter under NYSE rules. Proposals 1 and 3 are not considered “routine” matters, and the firm that holds your shares will not have discretionary authority to vote your shares for these proposals if you do not provide voting instructions. This is called a “broker non-vote.” Therefore, you are encouraged to return your voting instructions so that your shares are voted at the annual meeting.

What vote is necessary to approve each proposal and what are the board’s recommendations? The following table sets forth the voting requirements for each proposal being voted on at the annual meeting and the board’s recommendations.
Proposal	Board Recommendation	Required Vote	Effect of
			Withholding / Abstentions	Broker Non- Votes
1. Election of directors	For each nominee	Plurality of votes cast (nominees that receive the most FOR votes will be elected)	No effect	Not counted as entitled to vote and so no effect
2. Ratification of selection of Ernst & Young	For	Majority of the voting power of the shares represented at the meeting and entitled to vote on the matter	Same as a vote AGAINST	Not applicable (brokers have voting discretion)
3. Advisory vote on frequency of say-on-pay votes	For annual say-on-pay votes	Majority of the voting power of the shares represented at the meeting entitled to vote on the matter	Same as a vote AGAINST all options	Not counted as entitled to vote and so no effect
What if other business comes before the annual meeting? We do not expect any other business to properly come before the annual meeting; however, if any other business should properly come before the annual meeting, the persons named as proxies will vote your shares on such matters in accordance with their best judgment. Each nominee has consented to be a candidate and to serve if elected. Although the board has no reason to believe that any nominee will be unavailable to serve as a director, if such an event should occur, the board may designate a substitute nominee or reduce the size of the board. If the board designates a substitute nominee, proxies will be voted for such substitute nominee(s).
How can I find out the voting results? We will announce the preliminary voting results at the annual meeting. Final voting results will be published on a Form 8-K that we expect to file within four business days after the annual meeting.
Proxy Material Information
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a paper copy of the full set of proxy materials? In accordance with SEC rules, and in order to expedite our stockholders’ receipt of proxy materials, lower Pinterest’s costs and reduce the environmental impact of the annual meeting, we are making our proxy materials available to stockholders primarily over the internet. As a result, we are mailing a notice of the internet availability of the proxy materials to our stockholders instead of a paper copy of the full set of proxy materials. As explained in the notice, you can view our proxy materials and vote online by visiting www.proxyvote.com and having available the 16-digit control number contained in your notice. If you received a notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions provided in the notice.
Who pays the cost of the proxy solicitation? We will pay for the costs of soliciting proxies, including the preparation, assembly, printing and mailing of the proxy materials. In addition, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication, without additional compensation. We may also reimburse brokers, banks, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the street-name holders of our common stock.
What if I receive multiple notices or proxy or voting instruction cards? If you received more than one notice of internet availability or proxy or voting instruction card, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the notices, cards or forms to ensure that all of your shares are voted.

How can I sign up to receive future proxy materials by e-mail? We encourage stockholders to take advantage of electronic delivery to help reduce the cost and environmental impact of the annual meeting. To sign up for electronic delivery, please visit www.proxyvote.com. Also, if you are a beneficial owner, you may sign up for electronic delivery by contacting your bank, broker or other agent through which you hold your shares. Once you sign up, you will not receive a printed copy of the proxy materials unless you request them.
What is householding? SEC rules permits us, with your permission, to send a single set of proxy materials, including the notice of internet availability, proxy statement and annual report, to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, we have not instituted this procedure, but may do so in the future. A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of our common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household. These options are available to you at any time. If you receive a single set of proxy materials as a result of householding by your broker and you would like to receive separate copies of the notice of internet availability, proxy statement or annual report, you may also submit a request to our Corporate Secretary by mail or phone at the company’s address or number (see the first page of this proxy statement), and we will promptly send you the requested materials.
How can I get a paper copy of Pinterest’s annual report? A copy of our 2019 annual report on Form 10-K is available without charge upon written request to the Corporate Secretary at the company’s address (see the first page of this proxy statement).

PINTEREST, INC.
505 BRANNAN STREET
SAN FRANCISCO, CA 94107

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PINS2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E98218-P34653

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PINTEREST, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Against**	**Abstain**
1a. Jeffrey Jordan	☐	☐	☐
1b. Jeremy Levine	☐	☐	☐
1c. Gokul Rajaram	☐	☐	☐

The Board of Directors recommends you vote ONE YEAR on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. Approve, on an advisory basis, the frequency of future advisory votes to approve our named executive officers' compensation	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E98219-P34653

PINTEREST, INC.
Annual Meeting of Shareholders
May 21, 2020 8:30 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Christine Flores and Todd Morgenfeld, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PINTEREST, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, PDT on May 21, 2020, virtually at www.virtualshareholdermeeting.com/PINS2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side